Exhibit 3.2

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF

MP ACQUISITION I CORP.

The corporation, which is organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That pursuant to a written consent to action of the sole director and sole stockholder of MP Acquisition I Corp. (the “Corporation”) resolutions were duly approved and adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation. The resolution setting forth the proposed amendment is as follows

RESOLVED, that it is in the best interest of the Corporation that the Corporation change its name from MP Acquisition I Corp. to Matlin & Partners Acquisition Corporation; and

RESOLVED, that Article First of the certificate of incorporation of the Corporation be amended to reflect the aforementioned name change of the Corporation.

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 19th day of April 2016.

MP Acquisition I Corp.

By:	/s/ David J. Matlin

David J. Matlin

Chief Executive Officer